Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND RINGS THE NEW YORK STOCK EXCHANGE OPENING BELL

OAK BROOK, Ill. (June 10, 2004) – Four former school teachers, who back in 1968 formed what is now The Inland Real Estate Group of Companies, Inc., rang the opening bell yesterday at the New York Stock Exchange as Inland Real Estate Corporation (IRC) began trading on the Exchange.

Daniel Goodwin, Chairman and Robert Parks, CEO of Inland Real Estate Corporation were joined by other Inland Executives including Vice Chairman Joe Cosenza and General Counsel Robert Baum.

“Thirty years ago it was all about school bells. Now to be ringing the opening bell at the New York Stock Exchange is a great tribute to the hard work of the Company’s founders and the dedication of all our employees,” said Mark Zalatoris, COO of Inland Real Estate Corporation.

Inland Real Estate Corporation is a self-administered Real Estate Investment Trust (REIT) that owns 138 neighborhood, community and single-tenant retail centers located in the Midwestern United States. Inland Real Estate Corporation was originally sponsored by Inland Real Estate Investment Corporation, which currently sponsors two other REITs that cumulatively own more than 300 neighborhood, community and single-tenant retail centers nationally.

As a whole, The Inland Real Estate Group of Companies is ranked as the fifth largest shopping center operator in North America.

This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may”, “will”, “should” and “could.” There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s filing on Form 10-K for the year ended December 31, 2003.